Exhibit 99.1

News Release

For Immediate Release

OvaScience Appoints Jeffrey Young to Chief Financial Officer

- Reports Inducement Option Grant under NASDAQ Rule 5635(c)(4) -

CAMBRIDGE, Mass., September 18, 2014 — OvaScienceSM (NASDAQ: OVAS), a global life sciences company focused on the discovery, development and commercialization of new fertility treatments, announced today the appointment of Jeffrey Young to Chief Financial Officer. Mr. Young joins OvaScience from Transmedics, Inc., where he served as Chief Financial Officer and Treasurer, leading the finance, accounting, tax and treasury functions.

“We are pleased to welcome Jeff to the OvaScience team.  Jeff’s experience in international finance and global operations, including the establishment of international subsidiaries and ex-U.S. revenue and tax reporting requirements, will be important to OvaScience as we expand the availability of our AUGMENT treatment and launch the OvaPrime treatment internationally next year,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer at OvaScience.

“This is such a pivotal time for OvaScience as the Company is transitioning to a commercial entity.  I was drawn to the Company’s mission to provide new fertility treatments to patients and to bring my experiences to help guide the expansion into new markets,” said Mr. Young.

Prior to serving as CFO of Transmedics, Mr. Young was CFO and Treasurer at Lantheus Medical Imaging, Inc.  While at Lantheus, an international corporation, he was responsible for multiple functions, including finance, accounting, customer service, tax and treasury. He also assisted in raising $400 million in a registered notes offering.  Before Lantheus, Mr. Young served as Chief Accounting Officer, Vice President of Finance and Treasurer at Critical Therapeutics, and managed the company’s transition during its acquisition by Cornerstone BioPharma.  Earlier in his career, Mr. Young held finance roles at PerkinElmer, Inc. and PricewaterhouseCoopers.  Mr. Young is a Certified Public Accountant and holds a B.S. in Business Administration from Georgetown University.

The Company also announced today the grant of an inducement option grant to Mr. Young. The award was approved by the Board’s Compensation Committee and ratified by the full Board on September 17, 2014 as an inducement material to Mr. Young’s entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

The inducement grant consisted of an option to purchase up to 224,000 shares of common stock.  The options will be exercisable at a price of $15.67 per share (the closing price on September 17, 2014) and will vest as to 25% of the shares on September 8, 2015, and as to an additional 6.25% of the shares per quarter thereafter, provided that he remains employed by OvaScience on the vesting date.

About OvaScience

OvaScience (NASDAQ: OVAS) is a global life sciences company focused on the discovery, development and commercialization of new fertility treatments.  The Company’s patented technology is based on the discovery of egg precursor cells (EggPCs), which are found in the ovaries.  By applying proprietary technology to identify and isolate EggPCSM cells, OvaScience is developing potential next generation in vitro fertilization (IVF) treatments.  OvaScience launched the AUGMENTSM treatment, which aims to improve egg quality and increase the success of IVF, in international markets and has two additional treatments in development: the OvaPrimeSM treatment, designed to boost a woman’s egg reserve using her own EggPC cells; and the OvaTureSM treatment, which seeks to create mature fertilizable eggs from a woman’s own EggPC cells without the need for hormone injections.  OvaScience’s team of scientists, physicians and advisers includes recognized leaders in the field of reproductive medicine. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment and its two fertility treatments in development, and the Company’s plans to expand the availability of the AUGMENT treatment, launch OvaPrime in 2015 internationally and transition to a commercial entity.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we have launched or plan to introduce the AUGMENT treatment and plan to introduce the OvaPrime treatment; the science underlying our treatment and treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments, on the timelines we expect, if at all; our ability to commercialize the AUGMENT treatment and our potential treatments, including the OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contact:

Cara Petralia

Director, Corporate Communications

OvaScience, Inc.

cpetralia@ovascience.com

617-714-9638

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